Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Byline Bancorp, Inc. of our report dated March 29, 2018, relating to the consolidated financial statements of Byline Bancorp, Inc. which report appears in the Form 10-K of Byline Bancorp, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

Portland, Oregon

June 4, 2018